Exhibit 99.1

Deepwater Offshore Oil and Gas Specialist Deep Down Reports

Q2 Results and Hosts Investor Call August 9 at 10am ET

Houston, TX – August 8, 2018 – Deep Down, Inc. (OTCQX: DPDW), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its second quarter ended June 30, 2018 (Q2’18). Deep Down will hold a conference call on August 9th at 10:00 am ET to review its results and discuss its outlook for the balance of 2018 (details below).

Deep Down at a Glance:

Share Price:	$0.96	Cash & Short-term investments*:	$3.4M
52-Week Range:	$0.67 - $1.25	Book Value*:	$21.0M
Shares Out*:	13.4M	Price / Book Value:	0.54x
Market Cap:	$12.9M	TTM Revenue:	$16.3M

* at 6/30/18

Ronald E. Smith, CEO, stated, “We believe industry demand for our specialized deepwater equipment and services is in the early stages of an upward trend, driven by major oil companies and independents that are starting to reinvest in new and existing projects following several years of industry challenges. Of course there will be some bumps in the road as we saw in Q2’18 when work we had expected to perform in the period was pushed into the second half of 2018. Despite the inevitable delays, we are seeing a variety of signs that support our optimism for the future.

“In particular, customers are increasingly contacting Deep Down to help them address maintenance needs on complex projects, work that had been deferred in prior periods due to budget constraints. With a clearer and more positive outlook for the industry going forward, large exploration and production companies are now moving forward with routine maintenance and upgrade projects that we expect will drive increased demand for our solutions.

“Additionally, the improvement in operating results we are seeing from many oil industry leaders bodes well for their ability to invest in new offshore projects that provide future opportunities for Deep Down.

“From a geographic perspective, we continue to expand our business development activities abroad, targeting growth opportunities in oil and gas producing regions in Africa, the Caribbean, Latin America and Asia. Several projects are at advanced stages of planning but have yet to be initiated for various reasons including financing. Despite these delays, we are encouraged by the progress we are seeing, with more than half of our Q2 revenues coming from these regions.”

Operating Results

Q2’18 revenues declined to $4.1 million compared to $5.3 million in Q2’17, principally due to fewer projects in 2018.

Principally due to the impact of lower revenues on production overhead absorption, gross margin decreased to 40% in Q2’18 compared to 50% in Q2 ’17. Lower revenues and gross margin reduced Q2’18 gross profit to $1.7 million, compared to $2.7 million in Q2 ’17.

Selling, general and administrative expenses declined 23% to $1.7 million in Q2 ’18 compared to $2.2 million in Q2 ‘17, principally reflecting the benefit of cost containment measures enacted by the Company over the past few quarters. Deep Down expects the full benefit of these overhead reductions to be realized in future periods, with some residual benefits starting in fiscal 2019.

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Deep Down reported modified EBITDA of $153,000 in Q2 ’18 compared to modified EBITDA of $890,000 in Q2 ’17. A reconciliation to net income is provided below. Deep Down reported net income of $292,000 in Q2 ‘18, or $0.02 per basic share, compared to net income of $476,000, or $0.03 per share, in Q2 ‘17, with the decrease due primarily to lower revenues and gross margin, partially offset by lower expenses. Per share results are based on 13.4 million and 15.1 million weighted average shares outstanding in Q2 ’18 and Q2 ’17 respectively, with the decrease reflecting share repurchase activity in prior periods.

At June 30, 2018, Deep Down had working capital of $7.9 million, including cash and short-term investments of $3.4 million, and total shareholders’ equity of $21.3 million.

Charles Njuguna, CFO, commented, “Deep Down has made solid progress in managing our business and cost structure to better match the current realities of the offshore market, while still maintaining our ability to respond quickly to customer needs. We made prudent cuts across the business impacting personnel, capex spend and even the consolidation of our executive offices into our production facility. We feel we’ve found the right balance in our staffing levels and spending, which should be reflected as we move through the balance of the year. We are also cognizant of broad-based consolidation in the oilfield services industry and continue to conscientiously study the merits of teaming or partnering with other industry participants to elevate our access to potential business opportunities.

“More than halfway through the year, it now seems less likely that we will be able to match last year’s revenue, but given our reduced cost structure, we remain confident in our ability to achieve improved bottom-line results in 2018, as compared to last year. We are comfortable with our working capital position at the close of the quarter which benefitted, as expected from a reduction in accounts receivable versus Q1’18, and as of today, our cash and cash equivalents position has improved further to $4.0 million. ”

Conference Call Details:

Call Dial-in:	877-303-6187 or 678-894-3073 Int’l – Call ID: 4466197

Webcast / Replay URL:     Deep Down Webcast or https://edge.media-server.com/m6/p/bx9tg6xr

Call Replay:	855-859-2056 or 404 537-3406 Int’l – Call ID: 4466197
Available through August 16, 2018

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Follow us on:	InvestorsHangout.com:	Deep Down
	Twitter:	@DeepDownIR

Investor Relations:

Catalyst IR

Tanya Kamatu

212-924-9800

dpdw@catalyst-ir.com

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
(In thousands, except per share amounts)
Revenues	$4,104	$5,379	$7,810	$10,987
Cost of sales	2,453	2,716	5,025	5,680
Gross profit	1,651	2,663	2,785	5,307
Total operating expenses	1,803	2,302	3,791	4,890
Operating income (loss)	(152)	361	(1,006)	417
Total other income	449	120	458	134
Income (loss) before income taxes	297	481	(548)	551
Income tax expense	(5)	(5)	(10)	(10)
Net income (loss)	$292	$476	$(558)	$541
Net income (loss) per share, basic and diluted	$0.02	$0.03	$(0.04)	$0.04
Weighted-average shares outstanding, basic and diluted	13,436	15,154	13,436	15,264

Modified EBITDA data:
Net income (loss)	$292	$476	$(558)	$541
Deduct gain on sales of equipment	(439)	(14)	(439)	(14)
Deduct interest income	(10)	(12)	(19)	(26)
Add back depreciation and amortization	300	402	725	791
Add back income tax expense, net	5	5	10	10
Add back share-based compensation	5	33	10	67
Modified EBITDA (EBITDA Loss)	$153	$890	$(271)	$1,369

Cash flow data:
Cash provided by (used in):
Operating activities			$(1,489)	$1,014
Investing activities			(22)	(1,463)
Financing activities			(5)	(558)

	June 30, 2018	December 31, 2017
Balance sheet data:
Cash	$2,423	$3,939
Short term investment (certificate of deposit)	1,026	1,017
Current assets	9,002	10,325
Current liabilities	1,094	2,123
Working capital	7,908	8,202
Total assets	22,446	23,970
Total debt	–	–
Total liabilities	1,147	2,123
Stockholders' equity	21,299	21,847

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